SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following materials (the “Quotes”) were published on Trian Fund Management, L.P.’s (“Trian”) website, www.RestoretheMagic.com; from time to time Trian or its fellow participants in the proxy solicitation may publish the Quotes on its Twitter, LinkedIn, Facebook, Instagram and YouTube pages and various other social media channels relating to The Walt Disney Company and they may otherwise distribute the Quotes from time to time.

CEOs & Directors

Trian has a long track record of highly collaborative engagement with management and boards. Here’s what some CEOs and Directors that we have worked with say about Nelson and other partners at Trian:

&

Thomas Rogers (Founder of CNBC + Executive Chairman at Engine Gaming & Media)

“Well, Disney has a boatload of problems, so the idea that it's on the right course right now is obviously easily challenged. Nelson Peltz has a hell of a track record… I think he and Iger agree in certain respects – it was a failed succession plan, Disney needs to cut costs, and Disney lost its way…”

“I think the issue here is that Disney has kind of been kicking the can down on the road on its biggest issues…you have Iger himself saying its core business is on the precipice and who knows when it's going to be pushed off – that sounds like a crisis.”

Source: Squawk Box dated January 12, 2023

 Media & Analysts

Media, research analysts and other stakeholders have voiced support for Trian and criticized Disney’s recent performance and leadership. Here is what some of them have said:

 Edward Rock (Co-director of the Institute for Corporate Governance & Finance at NYU Law)

“Trian engages with companies because they think that they can genuinely make them better.”

Source: The Billionaire Beckham-in-Law Vying to Crash Disney’s Board January 14, 2023

Ken Squire (Founder)

“A strong board with a strong CEO, who is admittedly a short-term CEO, should not have a problem with an experienced shareholder in the room who might have an unpopular opinion. In fact, they should welcome it…. of course, [Nelson Peltz] should be on the board of Disney. He is a large shareholder with a strong track record of creating value through operational, strategic, and capital allocation decisions... he will be the most prepared and valuable board member when it comes to doing the financial analysis on the various strategic and capital allocation opportunities available to Disney....my 10-year-old and 12-year-old have a small amount of shares...we will be voting for Nelson.”

Source: A battle between Disney and activist Peltz brews. Here’s how the situation may unfold dated January 14, 2023

Jack Hough (Associate Editor)

 “I’m with [Nelson] Peltz on parks, where he says Disney is ‘overearning’ to make up for streaming losses. During a family trip to Disney World in August, costs and hassles were way up, and fun seemed down, compared with trips before the pandemic.”

Source: For All His Criticisms of Disney, Peltz and Iger Probably Agree: Streaming Has to Be Fixed dated January 13, 2023

Zoe Wood (Author)

“Thanks to a successful track record and an undisputable talent for rebuilding businesses for the common good, [Nelson] Peltz and his Trian Management Partners might be the very key to stopping this revolving door of mistakes Disney has made a habit of. It also might hold some of the current members accountable for their position in these detrimental decisions rather than simply sweeping them under the rug…”

Source: Nelson Peltz’s Proxy Battle With Disney; Who, What, & Why dated January 13, 2023

Kara Swisher (Editor)

“I think Nelson Peltz is looking forward to what's coming next and I think bringing an activist like this onto [Disney’s] Board could be good, to move them faster to where they need to go…So, I always think it is always good to have a board that's all not in violent agreement with you, who actually does challenge you, and Nelson Peltz has proven himself to be very good at this when he was on other boards.”

“…It is still a good thing to have pressure to move faster in this environment and figure out what to do. I don't think disagreement is a problem. Again, as you know, so [Nelson Peltz] is a person who has a very good track record in that regard… So I think it is really important to have that kind of pressure on the Disney Board… I think they should have [Nelson Peltz] on the Board.”

Source: TechCheck dated January 13, 2023

Svea Herbst-Bayliss and Dawn Chmielewski (Correspondents)

“…Nelson Peltz often presents himself as a partner with constructive advice for corporations and in 2019 Walt Disney Co Chief Executive Bob Iger was eager to hear his ideas. But in 2023, Iger, who came out of retirement in November to again lead the media giant after a 66% decline in quarterly profit, does not want Peltz as a Disney director. Still, the fund manager has a compelling case to push for change, with Disney’s stock price down 36% over the last 52 weeks.”

“[Nelson] Peltz and his colleagues mostly negotiate for changes out of the limelight and have been invited by 15 companies, including Unilever Plc and Invesco Ltd, to join the board… their CEOs later lauded the firm’s collaborative efforts and insights. Mostly Peltz’s medicine worked as Trian said companies where he was on the board outperformed the broader S&P 500 stock index by 9% during his tenure.”

“Indeed [Nelson] Peltz may be betting the playbook he used at P&G will work at Disney too. This includes updating aging brands, simplifying bureaucracy and bringing along binders of information and data to find new ways of doing things. With Disney’s stock swooning, investors are unhappy and may be ready to back Peltz in a vote…”

Source: NEWSMAKER-Investor Peltz, corporate doctor, pushes Disney to take bitter pill dated January 13, 2023

Dan Primack (Editor)

“[Nelson Peltz] was kind of pushed off, he was given, as you say, the Heisman, because Iger wouldn’t talk to him yet because he was sailing his yacht off the coast of New Zealand…Disney has too big of problems to have this [fight] be the headline…My argument is they will and maybe they should [put Peltz on Disney’s Board].

Source: Squawk Box dated January 13, 2023

Brian Sozzi (Editor-at-Large)

“[Nelson] Peltz wanted a meeting with [Bob] Iger and the Board, but Iger informed him that he couldn't do it then because he was getting ready to sail his yacht around New Zealand. So, interesting to see that with the stock price under pressure, no dividend for the retail investors… you had returning CEO Bob Iger going to chill on his yacht around the holidays. I ultimately don't think it is a very good look...”

“You would think given [Nelson] Peltz’s strong track record, you would get a more engaged Disney board here…Peltz’s track record has been phenomenal for as long as I’ve covered him, so I think Disney would be wise to at least bring him inside the boardroom and listen to what he has to say.”

Source: Yahoo! Finance Live dated January 13, 2023

Charles Elson (Founding Director of University of Delaware’s Weinberg Center for Corporate Governance)

“Iger, given what’s happened, is in a very weak position… That [Disney] board is back in the news in a very negative way. I don’t think the large investors are particularly sympathetic.”

Source: Disney-Peltz Showdown Is a Throwback to the Corporate Raider Era dated January 12, 2023

Don Bilson (Analyst)

“[Nelson] Peltz walks into this campaign with a few advantages. One of those is the stock, which has been a dog. Another is the company's Fox deal, which was a turkey. And a third is the board's botched succession plan, which required a course correction… [Nelson Peltz] can help with succession, capital discipline and compensation. To deny him that opportunity seems silly, especially when Arnold's seat is open.”

Source: Event-Driven Research: DIS, WEN, CTSH, XRAY, OKTA, UNVR Report dated January 12, 2023

Peter Supino (Senior Analyst)

“Trian is generally a longer-term oriented organization and they focus on intrinsic value and long-term cash flow and really the defensibility of consumer brands and that's what I think they bring to Disney... Trian rightly calls its own strategy constructivism, because they do believe in trying to create brand health and sustainable growth instead of flash and burn strategy employed by some activists.”

Source: Closing Bell dated January 12, 2023

Scott Wapner (Anchor)

“[Nelson] Peltz’s point would be – okay, that's great, an iconic CEO is back but the iconic CEO is the one who got the company in this predicament in the first place. Succession planning, poor Fox deal as he articulated this morning – poor.

Source: Fast Money Halftime Report dated January 12, 2023

Melissa Lee (Reporter)

“What does Disney have to lose, what does Iger have to lose if anything by saying – you know what, a lot of what Peltz is saying are things we want to do – we want to cost cut, we want to run this business efficiently, et cetera. And so you know what, have a seat on the board.”

Source: Fast Money dated January 12, 2023

Jim Cramer (Reporter)

“I think Disney has shown little accountability. It seems the Board of Directors has had very little oversight, dramatically failing in its role as a good steward of [shareholder] capital. The [current] Disney Board fits every criteria of a board that's been way too laissez-faire and too negligent – that has to end.”

Source: Mad Money dated January 13, 2023

“[Disney] has not done a good job, it's canceled its dividend, it's lost billions squandering a stunning amount of shareholder money…. some chief executives don't seem to recognize that they're accountable to anyone. some boards don't think so either now.”

“Trian Partners as long as [Nelson is] on the board the company tends to outperform the S&P 500 by nine percentage points in any given year. The CEOs of the companies he has helped have given him glowing testimonials…he's helped increase investments to drive sales growth and market share performance, reduce cost and overhead and optimize capital allocation decisions – all of which are things that Disney could use…”

“I don't understand why Disney wouldn't eagerly welcome basically free advice from someone with a tremendous track record when [Nelson is] on the board. I've done my own reporting on this and found many directors who serve with him say the same thing – he's helpful, not disruptive…”

Source: Mad Money dated January 12, 2023

Paulina Likos (Reporter)

“If Nelson Peltz were to win his fight to join Walt Disney’s (DIS) board of directors, the activist investor could force a level of accountability at the company that’s sorely needed.”

Source: Nelson Peltz’s attempt to join Disney’s board could force much-needed accountability dated January 12, 2023

Dan Gallagher (Columnist, Heard on the Street)

“Even Robert Iger’s considerable charm seems to have its limits. Investors have fallen out of love with the brutal economics of streaming, and Disney’s booming theme park business that had helped compensate for the massive streaming losses…”

Source: Disney’s Magic Kingdom Needs a New Spellbook dated 12 January 2023

Brian Sullivan (Host)

“Listen, I don't like to use the term disaster much because it’s got bigger connotations, but for investors, Disney, maybe not a disaster but a massive disappointment – it was a $160 stock one year ago, it’s at $93 and change right now. I mean, this is one of the bluest of the blue chips, or at least it is supposed to be. So, investors [are] obviously frustrated…”

Source: Worldwide Exchange dated January 12, 2023

Lex Column Team

The timing is astute. Disney is in turmoil. Shares in the company have fallen by more than half from 2021 peaks…Peltz is right that some of Disney’s problems are self-inflicted. Iger botched his own succession… Investors no longer want growth at any cost. They want to see profits.

Source: Walt Disney/Trian: Nelson Peltz’s proxy fight will be affinity war against Bob Iger dated January 12, 2023

Jim Lebenthal, CFA (Partner & Chief Equity Strategist & DIS Shareholder)

“ I am voting for Mr. Peltz. But, to answer the same question that you asked – what would I like? I would like Mr. Iger and Mr. Parker to invite Mr. Peltz on to the board. The idea of a proxy fight is exactly what this company does not need right now.”

Source: Fast Money Halftime Report dated January 12, 2023

Jon Fortt

“Nelson Peltz makes a lot of great points here and the argument is that Disney is sort of a version of the story in tech – there was too much growth at all costs… and now during these times you have to look under the cover…”

Source: TechCheck dated January 12, 2023

Deirdre Bosa (Anchor)

“…how can [Bob Iger] be one of the great CEOs of our generation and underperform in terms of [TSR] so badly… in a way, this really kind of proves Nelson Peltz's point and maybe begs the question, which I know some don't even want to entertain – is Bob Iger one of the great CEOs?”

Source: TechCheck dated January 12, 2023

Stephanie Link (Chief Investment Strategist)

“I totally agree with everything that [Nelson] Peltz said today, that [Disney] has a great consumer brand... I think he should be on the board. I think he should get a vote and he has such a great track record. You know, he's on the board of so many companies, and they tend to outperform [the S&P 500] 900 basis points annually when he's on the board. So why wouldn't you want to have him on the board.”

Source: Closing Bell: Overtime dated January 12, 2023

Jennifer Saba (Reporter)

“Iger has agreed to leave after two years, but his track record suggests he has super glue on his shoes… He’s back now… But only because he didn’t do a great job of lining up a replacement.”

Source: Will Disney’s real activist please stand up? dated January 13, 2023

“It’s sadly fitting that Walt Disney persists with Mickey Mouse corporate governance…Parker, who has been a director at Disney since 2016, was around for all of it. It makes him an odd choice to put in charge of rectifying the mismanaged transition in which he played a role.”

Source: At Walt Disney, the G in ESG stands for goofy dated January 11, 2023

“Given the many challenges, Parker will be spreading himself thin. Only a handful of executives, including 91-year-old Rupert Murdoch at Fox and News Corp, chair two S&P 500 companies, according to Equilar. Unless Parker plans to step down at Nike… shareholders of both companies may get short-changed. At Disney, they’re getting all too used to it.”

Source: At Walt Disney, the G in ESG stands for goofy dated January 11, 2023